EXHIBIT 99.1

Contact: Richard L. Van Kirk, Chief Executive Officer

(949) 769-3200

For Immediate Release

PRO-DEX, INC. ANNOUNCES FISCAL 2022 THIRD QUARTER

AND NINE-MONTH RESULTS

IRVINE, CA, May 5, 2022 - PRO-DEX, INC. (NasdaqCM: PDEX) today announced financial results for its fiscal 2022 third quarter ended March 31, 2022. The Company also filed its Quarterly Report on Form 10-Q for the third quarter of fiscal year 2022 with the Securities and Exchange Commission today.

Quarter Ended March 31, 2022

Net sales for the three months ended March 31, 2022, decreased $2.5 million, or 21%, to $9.3 million from $11.7 million for the three months ended March 31, 2021, due primarily to decreased sales of $2.8 million of our thoracic driver, which is as expected after a significant launch and fulfillment of our customer’s distribution network. While we expect future sales of this product, the revenue may not follow a consistent trajectory.

Gross profit for the three months ended March 31, 2022, decreased $1.5 million, or 35%, to $2.9 million from $4.4 million for the same period in fiscal 2021. The gross profit decrease is related in part to procurement of long-lead time components for many of our printed circuit board assemblies at higher prices given the world-wide shortages of these parts. These components were necessary to support customer requirements. As an example, a component normally costing $5 each was available at only $70 each due to these shortages. Total non-standard component costs were approximately $340,000 for the third quarter. While this remains an issue, we are hopeful that the most challenging cost issues are behind us.

Operating expenses (which include selling, general and administrative, and research and development expenses) for the quarter ended March 31, 2022, decreased $683,000, or 27%, compared to the same period in fiscal 2021 mostly due to reduced spending on internal product development projects as our engineering team focused more on billable customer projects.

Net income for the quarter ended March 31, 2022, was $462,000, or $0.12 per diluted share, compared to $2.1 million, or $0.54 per diluted share, for the corresponding quarter in fiscal 2021. Net income for the quarter ended March 31, 2021, included $919,000 of combined realized and unrealized gains on our investment portfolio, while the quarter ended March 31, 2022, included unrealized losses of $275,000.

Nine Months Ended March 31, 2022

Net sales for the nine months ended March 31, 2022, increased $832,000, or 3%, to $29.4 million from $28.6 million for the nine months ended March 31, 2021, due to increased billable non-recurring engineering projects and despite the above mentioned component challenges.

Gross profit for the nine months ended March 31, 2022, decreased $767,000, or 7%, compared to the same period in fiscal 2021. The gross profit decline for the nine months ended March 31, 2022, is similarly due to the supply chain issues mentioned above.

Operating expenses (which include selling, general and administrative, and research and development expenses) for the nine months ended March 31, 2022, decreased 12% to $5.7 million from $6.5 million in the prior fiscal year’s corresponding period, mostly due to reduced spending on internal product development projects and reduced selling expenses offset by increased general and administrative expenses due to non-cash stock based compensation expense.

Net income for the nine months ended March 31, 2022 was $2.5 million, or $0.65, per diluted share, compared to $5.0 million, or $1.26 per diluted share, for the corresponding period in fiscal 2021. Net income for the nine months ended March 31, 2021, included $2.2 million of combined realized and unrealized gains on our investment portfolio, while the nine months ended March 31, 2022, included unrealized losses of $427,000.

CEO Comments

“As disclosed in our second quarter earnings release, we knew that we were facing supply chain challenges related to component shortages and we are pleased that while this quarter did not set any records, we were able to meet our customers’ expectations and report profitable results during this challenging period,” said the Company’s President and Chief Executive Officer Richard L. (“Rick”) Van Kirk. “While we are still sourcing parts that have proven difficult and costly to obtain, we have successfully navigated these sourcing challenges. We are looking forward to a good fourth quarter and we are tracking toward record sales for the fiscal year from a revenue perspective as we have a healthy backlog and have secured the components we need. We also have absorbed much of the additional component costs in our third quarter. We remain optimistic going forward as we have a healthy pipeline and the additional capacity our new building provides.

About Pro-Dex, Inc.:

Pro-Dex, Inc. specializes in the design, development, and manufacture of autoclavable, battery-powered and electric, multi-function surgical drivers and shavers used primarily in the orthopedic, thoracic, and maxocranial facial markets. We have patented adoptive torque-limiting software and proprietary sealing solutions which appeal to our customers, primarily medical device distributors. Pro-Dex also manufactures and sells rotary air motors to a wide range of industries. Pro-Dex's products are found in hospitals and medical engineering labs around the world. For more information, visit the Company's website at www.pro-dex.com.

Statements herein concerning the Company's plans, growth, and strategies may include 'forward-looking statements' within the context of the federal securities laws. Statements regarding the Company's future events, developments, and future performance, (including, but not limited to, future sale of products and the ability to navigate future supply chain challenges), as well as management's expectations, beliefs, plans, estimates, or projections relating to the future, are forward-looking statements within the meaning of these laws. The Company's actual results may differ materially from those suggested as a result of various factors. Interested parties should refer to the disclosure concerning the operational and business concerns of the Company set forth in the Company's filings with the Securities and Exchange Commission.

(tables follow)

PRO-DEX, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except share amounts)

	March 31, 2022	June 30, 2021
ASSETS
Current Assets:
Cash and cash equivalents	$4,761	$3,721
Investments	1,129	1,295
Accounts receivable, net of allowance for doubtful accounts of $0 and $2 at March 31, 2022 and at June 30, 2021, respectively	8,680	10,933
Deferred costs	341	193
Inventory	11,866	8,437
Prepaid expenses and other current assets	1,322	434
Total current assets	28,099	25,013
Land and building, net	6,366	6,437
Equipment and leasehold improvements, net	4,635	3,845
Right of use asset, net	2,339	2,605
Intangibles, net	162	186
Deferred income taxes, net	463	463
Investments	1,778	1,704
Other assets	42	67
Total assets	$43,884	$40,320

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$3,533	$2,288
Accrued expenses	1,652	2,198
Deferred revenue	896	150
Note payable	1,642	1,236
Total current liabilities	7,723	5,872
Lease liability, net of current portion	2,151	2,432
Income taxes payable	1,164	397
Notes payable, net of current portion	10,575	11,535
Total non-current liabilities	13,890	14,364
Total liabilities	21,613	20,236
Shareholders’ equity:
Common shares; no par value; 50,000,000 shares authorized; 3,618,663 and 3,645,660 shares issued and outstanding at March 31, 2022 and June 30, 2021, respectively	7,690	7,953
Retained earnings	14,581	12,131
Total shareholders’ equity	22,271	20,084
Total liabilities and shareholders’ equity	$43,884	$40,320

PRO-DEX, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2022	2021	2022	2021

Net sales	$9,265	$11,739	$29,426	$28,594
Cost of sales	6,407	7,354	19,737	18,138
Gross profit	2,858	4,385	9,689	10,456

Operating expenses:
Selling expenses	20	136	79	415
General and administrative expenses	1,145	1,280	3,402	2,922
Loss on disposal of equipment	14	—	14	—
Research and development costs	658	1,104	2,254	3,184
Total operating expenses	1,837	2,520	5,749	6,521

Operating income	1,021	1,865	3,940	3,935
Interest expense	(112)	(102)	(349)	(231)
Unrealized gain (loss) on marketable equity investments	(275)	136	(427)	1,442
Interest and other income	—	41	50	102
Gain on sale of investments	—	783	—	795
Income before income taxes	634	2,723	3,214	6,043
Income tax expense	(172)	(592)	(764)	(1,004)
Net income	$462	$2,131	$2,450	$5,039

Basic net income per share:
Net income	$0.13	$0.56	$0.67	$1.31
Diluted net income per share:
Net income	$0.12	$0.54	$0.65	$1.26

Weighted average common shares outstanding:
Basic	3,626	3,817	3,645	3,843
Diluted	3,749	3,966	3,774	3,998
Common shares outstanding	3,618	3,701	3,618	3,701